Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                Computation of ratio of earnings to fixed charges
                 and preferred securities dividend requirements
                          (in thousands, except ratios)



                                                        Three-month period ended
                                                              March 31, 2002
                                                              --------------

Net Income..................................................      $ 7,995
                                                                 -----------
Fixed Charges
         Trustee Fees.......................................           30
         Audit Fees.........................................            5
         Administrative and Consulting Fees.................          255.88

Total Fixed Charges.........................................          290.88
                                                                 -----------
Earnings before fixed charges...............................     $  8,285.88
                                                                 -----------

Fixed charges, as above.....................................     $    290.88
                                                                 ===========
Preferred securities dividend...............................             ---
                                                                 -----------
Fixed charges including preferred securities dividends......     $    290.88
                                                                 ===========
Ratio of earnings to fixed charges and preferred securities.           28.49
                                                                 ===========